COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412 MEDIA CONTACT: Brenda Adrian (917) 281-4831	FOR IMMEDIATE RELEASE

Swift Energy Company Enters Into Comprehensive Restructuring Support Agreement with Majority of Senior Noteholders and Files Chapter 11 to Effectuate Restructuring

Agreed Plan of Reorganization to Reduce Financial Leverage, Improve Liquidity and Provide for Payment of Unsecured Trade Claims

$75 Million of Debtor-in-Possession Financing to Provide Additional Liquidity

Houston, TX – December 31, 2015 – Swift Energy Company (OTC PINK: SFYW) (“the Company”) announced today that it has reached an agreement with holders of a majority of its senior notes to convert all senior notes to equity pursuant to the terms of a restructuring support agreement signed today. Under the agreement, existing equity holders are to retain four percent of the Company’s equity on a fully diluted basis, subject only to dilution as a result of a proposed new management incentive program. In addition to the retained equity, existing equity holders are also to receive warrants for up to 30% of the post-petition equity exercisable upon the Company reaching certain benchmarks pursuant to the terms of proposed new warrants. The agreement is to be effectuated through a Chapter 11 plan of reorganization and is subject to bankruptcy court approval. To commence the process for court approval of the agreement, the Company and eight of its subsidiaries today filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

“The Company had to take action in response to the significant reduction in oil and gas prices that the entire industry has been facing. I am pleased we were able to reach this comprehensive reorganization plan with senior noteholders holding a majority of those notes. We expect that Swift will exit bankruptcy with a greatly improved balance sheet and additional liquidity to realize the full potential of our assets for all stakeholders, while having sufficient funding to maintain, if not improve our asset base during the Chapter 11 process,” said Terry E. Swift President and Chief Executive Officer.

The Company has also arranged up to $75 million of debtor-in-possession (DIP) financing from a group of senior noteholders to provide additional liquidity to fund the business through the Chapter 11 process. The Company expects to restructure, amend or refinance its pre-petition $330 million secured revolving credit facility as part of its plan of reorganization.

The agreement with the senior noteholders provides for the executive management team to retain their positions upon the completion of the Chapter 11 process. Terry Swift is also to retain a director position upon completion of the Chapter 11. A new non-officer Chairman of the Board is to be appointed by the new majority equity group, along with new board members that will comprise a majority of the new Board of Directors. Pursuant to the RSA, Dean Swick, Managing Director at Alvarez and Marsal has been appointed to act as Chief Restructuring Officer (CRO) during the reorganization process.

The agreement further provides for unsecured creditors with lien rights to be paid in full pursuant to court orders and the plan of reorganization and includes an agreed timeline for the Chapter 11 process that, if met, would result in the Company emerging from bankruptcy within 110 days. The Company expects to continue operations in the normal course during the pendency of the bankruptcy case, and anticipates making royalty payments and payments to working interest owners when due. Employees should expect no change in their daily responsibilities and to be paid in the ordinary course.

“We would like to thank our business partners, capital providers, vendors, suppliers and employees for their continued support as we move forward with this process quickly and successfully,” commented Mr. Swift.

Court filings and other information related to the restructuring proceedings are available at a website administered by the Company's claims agent, KCC, at www.kccllc.net/swiftenergy, or via the information call center at (888) 251-2764 (toll free) or (310) 251-2610 (international). Additional information regarding the restructuring support agreement, including the conditions of the DIP financing and the consummation of the restructuring plan, is contained in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission January 4, 2016.
About Swift Energy Company
Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on the Eagle Ford trend of South Texas and, to a lesser extent, the onshore and inland waters of Louisiana.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Risk factors include the risks and uncertainties relating to the restructuring of the Company’s balance sheet and enhancing of its liquidity, including whether or not the Company will be successful in doing so; the sufficiency of the Company’s cash flow and access to liquidity and the ability of the Company to continue as a going concern; whether the bankruptcy court will approve the DIP financing and the plan of reorganization of the Company as proposed, including with respect to the latter, the treatment of the claims of the senior noteholders, trade creditors and equity holders, among others; the debtors’ ability to obtain court approval with respect to motions in the Chapter 11 proceeding; court rulings in the Chapter 11 proceeding and the outcome of the Chapter 11 proceeding in general; the length of time the debtors will operate under Chapter 11, including whether the Company will be successful in exiting bankruptcy within 110 days as planned; risks associated with third party motions in the Chapter 11 proceeding, which may interfere with the consummation of the plan of reorganization; the potential adverse effects of the Chapter 11 proceeding on the debtors’ liquidity, results of operations, or business prospects, the ability of the Company to execute its business plan; increased legal costs related to the Chapter 11 proceeding and other litigation; and additional risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in other reports filed from time to time by the Company with the Securities and Exchange Commission. This report speaks only as of its date, and the Company disclaims any duty to update the information herein. These forward-looking statements are based upon assumptions that are subject to change and to risks in the Company’s business. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.